Comerica Incorporated
2015 Annual Meeting of Shareholders
Remarks of
Ralph W. Babb Jr.
Chairman and CEO
Comerica Incorporated and Comerica Bank
(Slide 14)
Jon W. Bilstrom, Executive Vice President-Governance, Regulatory Relations and Legal Affairs, and Secretary:
Before our Chairman begins his remarks on Comerica's financial results, let me remind you that his presentation and remarks may contain forward-looking statements. In that regard, you should be mindful of the risks and uncertainties that can cause future results to vary from expectations. On screen, you can see our safe harbor statement, which identifies forward-looking statements and important factors that could cause actual results to differ materially from those in the forward-looking statements. Copies are available at the desk in the back of the room for anyone who would like them. Forward-looking statements that meet the Securities and Exchange Commission's criteria are protected against private litigation liability under the federal securities laws. Forward-looking statements speak only as of the date of this presentation and we undertake no obligation to update any forward-looking statements. Also, reconcilements of non-GAAP financial measures can be found in our most recent Annual Report, which is available on our website at www.comerica.com.
Ralph W. Babb, Jr., Chairman and CEO:
Good morning and thank you for joining us.
(Slide 15)
Throughout 2014 we remained focused on keeping our promise of providing a higher level of banking to our customers by serving as their trusted advisor and delivering an exceptional customer experience.
Our colleagues’ dedication to delivering on the Comerica Promise is reflected in the fourteen national and regional 2014 Greenwich Excellence Awards we received last month for Middle Market Banking and Small Business Banking.

(Slide 16)
Our core values shown here are at the heart of the Comerica Promise, which is aimed at raising expectations of what a bank can be.
These core values are ingrained in our culture. They help define who and what we are as an organization, and provide the foundation for our future success.
(Slide 17)
So, with this understanding of the core values that shape our Comerica Promise, I am pleased to provide an overview of some of our significant financial accomplishments in 2014 and first quarter 2015.
In 2014, we generated an 11 percent increase in earnings per share to $3.16, and increased net income 10 percent. The 10 percent increase in net income reflected lower litigation-related expenses, a decrease in pension expense, and our continued drive for efficiency.
Our focus on relationships drove an increase in average total loans of $2.2 billion, or 5 percent, to $46.6 billion, and helped us reach a record level of average deposits of $54.8 billion, with a $3.1 billion, or 6 percent, increase over 2013. We increased deposits in all business lines and all three of our major markets.
Loans continued to grow in the first quarter of 2015, with average loans up $790 million, or 2 percent, relative to the fourth quarter with growth across all of our markets. Average loan growth was driven by increases in Energy, Technology & Life Sciences, National Dealer Services, general Middle Market and Small Business.
Average deposits in the first quarter, compared to the fourth quarter, declined $770 million, or 1 percent, following the robust deposit growth we saw in the fourth quarter.
Customer-driven fee income increased by $5 million in 2014, largely driven by increases in fiduciary income and card fees, partially offset by a decrease in letter of credit fees.
Noninterest expenses decreased $96 million, or 6 percent, to $1.6 billion, compared to 2013, reflecting decreases of $48 million in litigation-related expenses and $47 million in pension expense.
As indicated in our earnings release, noninterest expenses decreased $3 million in the first quarter of 2015, excluding the change in accounting presentation for a card program, as we continued to have well-controlled expenses.

Credit quality remained very strong with only $25 million in net charge-offs, or 5 basis points of average loans. Net charge-offs remained low at $8 million, or 7 basis points, in the first quarter.
We returned $392 million, or 66 percent, of net income to shareholders through dividends and our equity repurchase program, through which we repurchased 5.2 million shares in 2014. We announced dividend increases of 12 percent and 5 percent, on January 1, 2014, and April 22, 2014, respectively.
Comerica continues to maintain a very strong capital position. Our regulatory capital levels remain comfortably above the threshold to be considered well capitalized.
Finally, we increased tangible common equity per share by 6 percent in 2014, to $37.72.
(Slide 18)
Here, you can see some of our business line accomplishments in 2014. We have highlighted those that impact our customers in a meaningful way.
Within our Business Bank, we strive to be strategic partners with our customers; we are their trusted advisors. Our tenured and experienced Business Bank colleagues provide for a consistent delivery of the promise we make to raise the expectations of what a bank can be.
Within the Treasury Management Services area of the Business Bank, we introduced a suite of new integrated solutions to help our customers be more efficient in managing their payables, receivables and cash flow.
In 2014, we also announced our agreement with Vantiv to provide payment processing solutions for our Merchant Services customers. With Vantiv, our Merchant Services customers are able to enjoy the convenience of accepting card payments utilizing the latest in technology, including advanced security products and reporting tools.
Within the Retail Bank, you can see some of our 2014 accomplishments. We have been investing in technology, not only for compliance-related projects, but because customers are increasingly using online means of accessing their accounts and conducting routine banking transactions.
For example, we invested in technology that enabled us to offer a number of enhancements to our consumer mobile banking service in 2014, including alerts, Click & Capture Deposit, person-to-person transfers, and a new, enhanced iPad application.

We piloted our “banking center of the future” concept with its many high tech features in Michigan and Arizona, and will pilot it here in North Texas later this year.
Also within our Retail Bank, we were pleased to introduce our Small Business Resource Center in 2014. The Center is a web-based informational space that brings together tools and resources for business owners, right at their fingertips. These materials and interactive components assist our Small Business customers in taking the right steps to grow and manage their businesses.
Wealth Management provides us the ability to bring private banking, investment management and fiduciary solutions to our Business Bank and Retail Bank customers.
A key strength of Comerica is working with business owners to address the needs of their businesses, as well as their personal wealth goals. Our Business Owner Advisory Services group within Wealth Management, partnering with the Business Bank, has had impressive results, bringing in some $1 billion in new balances in 2014, and nearly $2 billion since its inception in 2012.
Also within Wealth Management is our Professional Trust Alliance. We have agreements with third party broker-dealers to provide trust administration and investment monitoring for their clients. We continue to build this business, which has become a significant contributor to increasing our fiduciary income.
(Slide 19)
Our diverse footprint covers seven of the largest 10 cities in the country, as well as many just outside the top 10. And two of our primary markets – Texas and California – have the largest state economies in the nation. I’ll quickly review each of our three primary markets starting with our headquarters state of Texas.
As you know, we are the largest U.S. commercial bank headquartered in the state, which continues to be a source of great pride for us and our customers.
You can see here a brief snapshot of our presence in Texas, which started in 1988.
The relocation of our corporate headquarters to Dallas in 2007 remains an important part of our legacy in the state. In March, the Dallas Morning News indicated that the economic output of Texas exceeded $1.6 trillion in 2014, which is about the same output as Canada. And that Texas accounted for about one-third of all jobs created in the U.S. since 2005. These are impressive numbers which really show the breadth and scope of the Texas economy.

While the Texas economy is expected to grow in 2015, it is expected to be slower due to the volatility of the energy sector. The Federal Reserve Bank of Dallas expects growth of about 2.2 percent this year in Texas. Both the Fed and our own chief economist believe that the diversification of the Texas economy should help the state in moderating the impact of a slower energy sector.
The drop in oil and gas prices has resulted in a significant reduction in expenditures for oil field development, so we expect to see more evidence of the economic drag on Texas from lower oil prices in the months ahead and the Houston economy, in particular.
We have extensive knowledge of the energy industry, with a long history of managing a solid portfolio that has performed exceptionally well through a number of cycles.
Average loans in Texas were up 10 percent and deposits were up 5 percent in 2014, from 2013. In the first quarter, Texas average loans and deposits were both up 2 percent, relative to the fourth quarter.
(Slide 20)
Turning to our California market, you can see here that we have had a presence in the state since 1991, and have acquired 10 banks there over a decade, from 1991-2001. California is home to our Technology & Life Sciences business, Entertainment group and Financial Services Division, which is our title and escrow business.
Our expertise in these businesses and others help differentiate us from the competition in California. California also is the largest market for our National Dealer Services business – another industry in which we have accumulated years of experience.
Our most recent California economic index shows 10 straight months of growth. Jobs in California increased by 3.1 percent for the 12 months ending in February, according to the U.S. Bureau of Labor Statistics, outpacing the U.S. as a whole. The steady and strong performance of California has been a major benefit to the U.S. economy.
Our average loans and deposits in California in 2014 were both up 10 percent compared to 2013. And in the first quarter, average loans in California grew 3 percent, while average deposits declined, following very robust activity in the fourth quarter, while period-end deposits were up 5 percent from year-end.
(Slide 21)
Michigan continues to be an important market for Comerica. We have maintained our #2 deposit market share in the state, based on the most recent FDIC data. We continue to benefit from our reputation as a steady, reliable main street bank, committed to the region.
We were proud to support the City of Detroit through our $1 million commitment to the grand bargain, which helped the city successfully emerge from bankruptcy, while supporting city pensioners and protecting the great works at the Detroit Institute of Arts.
Our most recent Michigan economic index shows three straight months of growth, indicating favorable economic conditions in the state.
Average loans in Michigan were relatively stable in 2014 compared to 2013, and average deposits increased 3 percent. Average loans and deposits in Michigan each increased 1 percent in the first quarter, relative to the fourth quarter.
(Slide 22)
As I previously mentioned, we completed our 2014 capital plan, which included the repurchase of 5.2 million shares under our equity repurchase program. When combined with the dividends paid, we returned 66 percent of 2014 net income to shareholders.
Our 2015 capital plan includes equity repurchases up to $393 million. The plan also includes a 1 cent, or 5 percent increase in Comerica’s quarterly dividend, to be considered by the board later today, as we continue to increase our dividend.
As you can see on the lower left chart, our tangible book value per share has been steadily increasing over the past several years as we continue to focus on creating long-term shareholder value.
(Slide 23)
At this time, I would like to update you on our strong focus on community, diversity and sustainability.
Our commitment to the community continued in 2014 as we provided more than $8.5 million to not-for-profit organizations in our markets. Our dedicated employees raised some $2.2 million for the United Way and Black United Fund, and donated their personal time with more than 73,000 hours spent helping to make a positive difference in the communities we serve. We also are engaged in our communities through service on non-profit boards.
(Slide 24)
Comerica continues to be recognized for its commitment to sustainability.

In 2014, we were listed for a second consecutive year on the CDP Carbon Performance Leadership Index, and were one of the top-ranked U.S. banks in the Newsweek Green Rankings, among other recognition of our sustainability program.
One initiative that showcased our commitment to community and sustainability was our community shred days, where Comerica helped individuals and businesses discard documents safely and sustainably.
(Slide 25)
Our focus on diversity continues to receive important national recognition.
We were once again ranked among the top five in the DiversityInc “Top 10 Regional Companies for Diversity.”
And LATINA Style Magazine recognized our bank, once again, as being among the “50 Best Companies for Latinas to Work for in the U.S.”
Comerica also earned a perfect rating of 100 percent on the Human Rights Campaign 2014 Corporate Equality Index, a national benchmarking survey and report on LGBT workplace equality.
(Slide 26)
In closing, we plan to stay with our relationship banking strategy, which has served us well for over 165 years.
We are in the right markets with the right products and services, and with the right people who remain focused on building long-lasting customer relationships.
(Slide 27)
Thank you. At this time, I would be happy to answer any of your questions.